Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc. Richard Hunter, Vice President of Investor Relations Paul F. Boling, Chief Financial Officer (713) 328-1000
CARRIZO OIL & GAS, INC. ANNOUNCES RECORD PRODUCTION IN FOURTH QUARTER AND ANNUAL 2009 FINANCIAL RESULTS
HOUSTON, March 10, 2010 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the fourth quarter of 2009, which included the following highlights:
Results for the Fourth Quarter 2009 —
•	Record Production of 8.7 Bcfe, or 94,390 Mcfe/d

•	Revenue of $37.5 million or Adjusted Revenue of $50.6 million, including the impact of realized hedges

•	Net Loss of $68.5 million, or Adjusted Net Income of $11.7 million before the net non-cash charges noted below

•	EBITDA, as defined below, of $34.2 million
Production volumes during the three months ended December 31, 2009 were 8.7 Bcfe, 20 percent higher compared to 7.2 Bcfe during the fourth quarter of 2008. The increase was largely due to new production contributions from the Barnett Shale development. Adjusted revenues from the sale of oil and natural gas production were $50.6 million for the fourth quarter of 2009, which includes oil and gas revenues of $37.5 million and realized hedge gains of $13.1 million, compared to $44.1 million for the fourth quarter of 2008, which includes oil and gas revenues of $36.2 million and realized hedge gains of $7.9 million. The increase in adjusted revenues was primarily driven by increased production, partially offset by lower realized oil and natural gas prices. Carrizo’s average natural gas sales price decreased four percent to $5.63 per Mcf for the fourth quarter of 2009 compared to $5.86 per Mcf for the fourth quarter of 2008 and the average oil sales price decreased five percent to $72.43 per barrel for the fourth quarter of 2009 compared to $76.44 per barrel for the fourth quarter of 2008. The above prices include the impact of realized hedges. Results excluding the impact of realized hedges are presented in the table below.
For the quarter ended December 31, 2009, the Company reported adjusted net income of $11.7 million, or $0.38 and $0.37 per basic and diluted share, respectively, excluding an aggregate net $80.2 million non-cash, after—tax charge, comprised of (1) the impairment of oil and natural gas properties of $78.1 million, (2) stock-based compensation expense of $1.8 million, (3) an unrealized mark-to-market gain of $1.0 million on derivatives, (4) non-cash interest expense of $1.0 million associated with the amortization of the equity premium on the Company’s convertible notes, and (5) bad debt expense of $0.3 million. For the quarter ended December 31, 2008, the Company reported adjusted net income of $5.7 million, or $0.18 per basic and diluted share, excluding an aggregate net $98.4 million non-cash, after—tax charge, comprised of (1) the impairment of oil and natural gas properties of $116.0 million, (2) an unrealized mark-to-market gain of $19.4 million on derivatives, (3) stock-based compensation expense of $0.9 million and (4) non-cash interest expense of $0.9 million associated with the amortization of the equity premium on the Company’s convertible notes. The Company reported a net loss of $68.5 million, or $2.20 per basic and diluted share, for the quarter ended December 31, 2009, as compared to net loss of $92.7 million, or $3.01 per basic and diluted share, for the same quarter during 2008.
EBITDA (earnings before interest, income tax, depreciation, depletion and amortization expenses, impairment of oil and natural gas properties and certain other items described in the table below) during the fourth quarter of 2009 was $34.2 million, or $1.10 and $1.08 per basic and diluted share, respectively, as compared to $30.1 million, or $0.98 and $0.97 per basic and diluted share, respectively, during the fourth quarter of 2008.
Lease operating expenses (excluding production taxes and transportation costs) were $6.1 million (or $0.70 per Mcfe) during the three months ended December 31, 2009 as compared to $6.5 million (or $0.90 per Mcfe) for the fourth quarter of 2008. The decrease in lease operating expenses was due to a decrease in service costs partially offset by a 20 percent increase in production from 7.2 Bcfe to 8.7 Bcfe. The decline in service costs per Mcfe was driven primarily by the increase in production from our Tarrant County Barnett Shale area, which has comparatively less associated salt water production that must be disposed of than production from other areas.
Transportation costs were $5.8 million (or $0.66 per Mcfe) during the fourth quarter of 2009 as compared to $3.0 million (or $0.41 per Mcfe) during the fourth quarter of 2008. The increase in transportation costs per Mcfe was largely due to the greater proportion of the Company’s total production volume attributable to the Barnett Shale Tarrant County area, which has a higher weighted-average transportation cost per Mcfe.
Depreciation, depletion and amortization expenses (“DD&A”) were $12.0 million during the three months ended December 31, 2009 ($1.38 per Mcfe) as compared to $16.4 million ($2.28 per Mcfe) during the fourth quarter of 2008. The lower DD&A expenses were due primarily to a lower depletion rate resulting from the impairment charges in fourth quarter 2008 and first quarter 2009, and due to lower overall finding-costs of new reserves added in the fourth quarter of 2009.
The significant decline in oil and natural gas prices beginning in mid-2008 and continuing in 2009 caused the discounted present value (discounted at 10 percent) of future net cash flows from proved oil and gas reserves to fall below the net book basis of the proved oil and gas properties. This resulted in a pre-tax non-cash ceiling test write-down of $122.5 million at the end of the fourth quarter of 2009.

General and administrative expenses (“G&A”) were $4.1 million during the three months ended December 31, 2009 and December 31, 2008.
Non-cash, stock-based compensation expense was $2.8 million for the three months ended December 31, 2009 compared to $1.4 million for the same period in 2008. The increase was primarily due to additional deferred compensation awards and the payment of quarterly bonuses with stock-based awards, in lieu of cash.
A $14.8 million net gain on derivatives was recorded for the fourth quarter of 2009 compared to a net gain of $37.8 million for the fourth quarter of 2008. The fourth quarter 2009 gain consisted of (1) the unrealized mark-to-market gain on natural gas derivatives of $1.7 million and (2) the realized gain on natural gas derivatives of $13.1 million. The fourth quarter 2008 gain consisted of (1) the unrealized mark-to-market gain on natural gas derivatives of $29.9 million and (2) the realized gain on natural gas derivatives of $7.9 million.
Cash interest expense, net of amounts capitalized, was $3.4 million for the fourth quarter of 2009 compared to $1.9 million for the fourth quarter of 2008. The increase was primarily attributable to lower levels of capitalized interest and interest expense associated with the higher debt levels on the revolving credit facility.
Interest expense (non-cash), net of amounts capitalized increased to $1.6 million for the fourth quarter of 2009 from $1.3 million for the fourth quarter of 2008, due to lower levels of capitalized interest.
Results for the Year Ended 2009 —
•	Record Production of 33.0 Bcfe, or 90,532 Mcfe/d

•	Revenue of $121.3 million or Adjusted Revenue of $196.5 million, including the impact of realized hedges

•	Net Loss of $204.8 million, or Adjusted Net Income of $46.7 million before the non-cash charges noted below

•	EBITDA, as defined below, of $141.3 million
Production volumes for the year ended December 31, 2009 were a record 33.0 Bcfe, 29 percent higher than the 25.6 Bcfe produced in 2008. Adjusted revenues from the sale of oil and natural gas production were $196.5 million for the year ended December 31, 2009, which includes oil and gas revenues of $121.3 million and realized hedge gains of $75.2 million, compared to $207.1 million for the year ended December 31, 2008, which includes oil and gas revenues of $210.1 million and realized hedge losses of $3.0 million. The decrease in adjusted revenues was primarily driven by lower realized oil and natural gas prices, partially offset by increased production. Carrizo’s average natural gas sales price for 2009 decreased 26% to $5.74 per Mcf compared to $7.74 per Mcf for 2008, and the average oil sales price for 2009 decreased 24% to $74.84 per barrel from $98.20 per barrel for 2008. The above prices include the impact of realized hedges. Results excluding the realized hedges are presented in the table below.
For the year ended December 31, 2009, the Company reported adjusted net income of $46.7 million, or $1.51 and $1.49 per basic and diluted share, respectively, excluding an aggregate $251.5 million of non-cash, after-tax charge comprised of (1) the impairment of oil and natural gas properties of $216.0 million, (2) a mark-to-market unrealized loss of $22.1 million on derivatives, (3) stock-based compensation expense of $7.2 million, (4) non-cash interest expense of $3.8 million associated with the amortization of the equity premium on the Company’s convertible notes, (5) impairment of investment of $1.3 million, (6) a non-cash contribution expense of $0.6 million to the University of Texas at Arlington and (7) bad debt expense of $0.5 million. For the year ended December 31, 2008, the Company reported adjusted net income of $53.6 million, or $1.77 and $1.74 per basic and diluted share, respectively, excluding the $98.6 million of non-cash, after-tax charge, comprised of (1) the impairment of oil and natural gas properties of $116.0 million, (2) the $3.7 million non-cash loss on early extinguishment of debt under the second lien credit facility, (3) the $2.2 million loss on early settlement of interest rate swaps associated with debt under the second lien credit facility, (4) a mark-to-market unrealized gain of $28.5 million on derivatives, (5) stock-based compensation expense of $3.7 million and (6) non-cash interest expense of $1.5 million associated with the amortization of the equity premium on the Company’s convertible notes. The Company reported a net loss of $204.8 million, or $6.61 per basic and diluted share, for the year ended December 31, 2009, as compared to a net loss of $45.0 million, or $1.49 per basic and diluted share, for 2008.
EBITDA (earnings before interest, income tax, depreciation, depletion and amortization expenses, the impairment of oil and natural gas properties, and certain other items described in the table below) for 2009 was $141.3 million, or $4.56 and $4.51 per basic and diluted share, respectively, as compared to $151.6 million, or $5.00 and $4.93 per basic and diluted share, respectively, during 2008.
Lease operating expenses (excluding production taxes and transportation costs) increased to $23.7 million (or $0.72 per Mcfe) during 2009 as compared to $23.4 million (or $0.91 per Mcfe) for 2008. The increase in lease operating expenses was due to the 29 percent increase in production from 25.6 Bcfe to 33.0 Bcfe partially offset by a decrease in service costs. The decline in service costs per Mcfe was driven primarily by the increase in production from our Tarrant County Barnett Shale area, which has comparatively less associated salt water production that must be disposed of than production from other areas.
Transportation costs were $15.1 million (or $0.46 per Mcfe) for 2009 as compared to $9.4 million (or $0.37 per Mcfe) during 2008. The increase in transportation costs per Mcfe was largely due to the greater proportion of the Company’s total production volume attributable to the Barnett Shale Tarrant County area, which has a higher weighted-average transportation cost per Mcfe.
Production taxes were $0.1 million during year ended 2009 as compared to $5.1 million for 2008. The decrease was primarily due to the decline in natural gas revenues and a $1.9 million severance tax refund in 2009 from certain wells that qualified for a tight-gas sands tax credit for prior production periods.

Depreciation, depletion and amortization expenses (“DD&A”) were $52.0 million for 2009 ($1.57 per Mcfe) as compared to $58.3 million ($2.27 per Mcfe) for 2008. The lower DD&A expenses were primarily due to a lower depletion rate resulting from the impairment charges in the fourth quarter of 2008 and the first quarter of 2009, which reduced the depletable full cost pool, and due to lower overall finding costs of new reserves added in the fourth quarter of 2009.
The significant decline in oil and natural gas prices during 2009 caused the discounted present value (discounted at 10 percent) of future net cash flows from proved oil and natural gas reserves to fall below the net book basis of the Company’s proved oil and gas properties. As a result, the Company recorded a $122.5 million pre-tax non-cash, ceiling test impairment during the fourth quarter of 2009. Due to lower prices, the Company also recorded a pre-tax non-cash, ceiling test impairment at the end of the first quarter of 2009 of $216.4 million.
General and administrative expenses (“G&A”) decreased to $16.3 million during 2009 from $17.6 million during 2008, primarily due to payment of bonuses with stock-based awards, in lieu of cash.
During the third quarter of 2009, we made the first $100,000 cash payment of a $1.0 million pledge to establish a Carrizo Oil & Gas, Inc. endowed scholarship fund at the University of Texas at Arlington, a university which is located within the area of our significant operations in the Barnett Shale play. The Company has the option of paying the remaining portion of this pledge in shares of common stock.
Non-cash, stock-based compensation expense was $11.3 million for the year ended December 31, 2009 compared to $6.0 million for the prior year. The increase was due primarily to the issuance of stock-based awards, in lieu of cash, to pay 2008 discretionary bonuses and quarterly bonuses to non-executive employees.
A $40.6 million net gain on derivatives was recorded for the year ended December 31, 2009 compared to a net gain of $40.8 million for 2008. The 2009 net gain consisted of (1) the unrealized mark-to-market loss on oil and natural gas derivatives of $34.6 million and (2) the realized gain on oil and natural gas derivatives of $75.2 million. The 2008 net gain consisted of (1) the unrealized mark-to-market gain on oil and natural gas derivatives of $43.8 million and (2) the realized loss on oil and natural gas derivatives of $3.0 million.
Cash interest expense, net of amounts capitalized, was $12.7 for 2009 compared to $7.4 million for 2008. The increase was primarily attributable to lower levels of capitalized interest and interest expense associated with the higher debt levels on the revolving credit facility.
Interest expense (non-cash), net of amounts capitalized increased to $5.9 million for 2009 from $2.3 million for 2008, primarily due to a full year of amortization of the equity premium associated with the Company’s convertible notes issued in May 2008 and higher levels of capitalized interest.
S.P. “Chip” Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “Given the difficult industry and economic conditions throughout the year, 2009 exceeded our modest expectations for reserve and production growth. Despite low gas prices and our lower level of drilling and completions, it appears our 20% growth in proved reserves will place us high in the ranks of our industry peers. In the Barnett Shale, our improved drilling and completion efficiencies and the lack of material connection delays helped lead to a 43% increase in production for the year and a 39% increase in proved developed Barnett reserves, both above our expectations. We anticipate reporting one of the lowest reserve finding and development costs in the industry in 2009, which is a credit to our technical staff and reflects the quality of our asset portfolio”.
“We are looking forward to the beginning of the development of our Marcellus acreage position with our partner, Avista Capital, as we move from the land acquisition phase to the drilling phase in 2010”.
The company will host a conference call to discuss 2009 fourth quarter and full year financial results on Wednesday, March 10, 2010 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 920-3359 ten minutes before the call is scheduled to begin. A replay of the call will be available through Wednesday, March 17, 2010 at (800) 633-8284. The conference ID for the replay is 21462247.
A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=156069 or by visiting our website at http://www.crzo.net/ clicking on “Investor Relations” and then clicking on “2009 Fourth Quarter Conference Call Webcast”. To listen please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.
Statements in this news release, including but not limited to those relating to reserves, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including, level of debt, exposure to risk associated with lenders and leverage, preservation of drilling and production efficiencies, maintenance of staff and technical capabilities, exploitation of assets in the Barnett and Marcellus Shales, timing of completion and drilling of wells, completion and pipeline connections and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, future ceiling test write-downs, the availability of debt and other financing, availability of capital and equipment, weather and other risks described in the Company’s Form 10-K/A for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission.
(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2009	2008 (A)	2009 (B)	2008 (A)
Oil and natural gas revenues (1)	37,513,017	36,207,174	121,295,955	$210,106,411

Costs and expenses:
Lease operating expenses	6,106,654	6,457,597	23,705,947	23,377,974
Transportation expenses (1)	5,760,101	2,984,329	15,080,109	9,365,428
Production tax expense (benefit)	513,974	395,306	132,061	5,141,270
Depreciation, depletion and amortization	11,957,007	16,436,911	52,005,426	58,310,791
Impairment of oil and natural gas properties	122,522,576	178,469,960	338,913,715	178,469,960
General and administrative expenses	4,082,807	4,113,719	16,274,126	17,640,018
Non-cash contribution	—	—	900,000	—
Accretion expense related to asset retirement obligations	82,329	(20,332)	307,969	153,483
Bad debt expense (benefit)	484,212	—	772,669	(166,246)
Stock-based compensation expense	2,783,518	1,404,387	11,297,483	5,951,829

Total costs and expenses	154,293,178	210,241,877	459,389,505	298,244,507

Operating income (loss)	(116,780,161)	(174,034,703)	(338,093,550)	(88,138,096)

Unrealized mark-to-market gain (loss) on derivatives, net	1,634,509	29,926,536	(34,627,035)	43,859,322
Realized gain (loss) on derivatives, net (2), (3), (4)	13,137,932	7,928,965	75,200,612	(3,020,045)
Loss on asset sale	—	—	—	(3,675)
Impairment of investment	—	—	(2,090,805)	—
Other income and expenses, net	17,380	(44,940)	35,128	21,301
Interest income	943	17,411	13,188	268,801
Interest expense (cash), net of amounts capitalized (5)	(3,436,070)	(1,917,146)	(12,691,837)	(7,399,205)
Interest expense (non-cash), net of amounts capitalized (6)	(1,602,552)	(1,343,087)	(5,898,170)	(2,331,169)
Loss on early settlement of interest rate swap on Second Lien debt	—	—	—	(3,340,003)
Loss on early extinguishment of Second Lien debt	—	—	—	(5,689,334)

Income (Loss) before income taxes	(107,028,019)	(139,466,964)	(318,152,469)	(65,772,103)

Income tax expense (benefit)	(38,540,031)	(46,780,719)	(113,307,885)	(20,725,225)

Net Income (Loss)	$(68,487,988)	$(92,686,245)	$(204,844,584)	$(45,046,878)

ADJUSTED net income available to common shares (7)	$11,695,535	$5,652,839	$46,688,538	$53,594,995

EBITDA	$34,204,793	$30,140,248	$141,339,452	$151,582,977

Basic net loss per common share	$(2.20)	$(3.01)	$(6.61)	$(1.49)

Diluted net loss per common share	$(2.20)	$(3.01)	$(6.61)	$(1.49)

ADJUSTED basic net income per common share (7)	$0.38	$0.18	$1.51	$1.77

ADJUSTED diluted net income per common share (7)	$0.37	$0.18	$1.49	$1.74

Basic weighted average common shares outstanding	31,081,723	30,769,566	31,005,662	30,325,522

Diluted weighted average common shares outstanding	31,537,765	31,117,917	31,361,384	30,748,287

(A)	2008 results are adjusted for retrospective adoption of new accounting guidelines related to (1) convertible debt instruments that may be settled in cash (including partial cash payment) upon conversion and (2) participating securities.

(B)	Results include the impact of a correction to the 1Q09 ceiling test impairment as described in the Company’s 10-Q/A for the quarter ended March 31, 2009. Also refer to Summary of Adjustment Impact to First Quarter 2009 Statement of Operations on the last page of this earning release.

(1)	Includes gross up adjustment of approximately $5.0 million in the 4th quarter of 2009 and $8.7 million for the year 2009 for the estimated transportation expenses on natural gas production sold at the wellhead due to contractual pricing effective July 1, 2009.

(2)	Includes reclassification in the 4th quarter of 2009 and for the year 2009 of approximately $0.9 million from general and administrative expenses to realized gain (loss) on derivative, net, for agency fees to enter into certain derivative positions.

(3)	Includes reclassification in the 4th quarter of 2009 and for the year 2009 of approximately $1.2 million from mark-to-market gain (loss) on derivatives, net, to realized gain (loss) on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods.

(4)	Realized gain (loss) on derivatives, net, consists of the following:

Oil and gas derivatives (a)	13,137,932	7,928,965	75,200,612	(1,819,256)
Interest rate derivatives	—	—	—	(1,200,789)

(a) Realized oil and gas derivatives include the following reclassifications from (to) mark-to-market gain (loss) to match settled hedges to the production months in each reporting period.
	4,676,505	(1,721,576)	2,418,682	(2,513,852)

(5)	Interest expense (cash), net of amounts capitalized, consists of the following:

Gross interest expense	$(6,593,397)	$(6,346,049)	(26,138,877)	(23,039,994)
Capitalized interest	3,157,327	4,428,903	13,447,040	15,640,789

(6)	Non-cash Interest expense, comprising amortization of equity premium on Convertible Notes per adoption of new accounting guidelines related to convertible debt instruments that may be settled in cash (including partial cash payment) upon conversion, consists of:

Gross interest expense	$(3,075,100)	$(2,961,434)	(12,147,299)	(7,217,774)
Capitalized interest	1,472,548	1,618,347	6,249,129	4,886,605

(7)	Excludes the impact of the unrealized mark-to-market gain (loss) on derivatives, stock-based compensation expense, non-cash interest expense, bad debt expense, loss on early extinguishment of Second Lien Debt, loss on early settlement of interest rate swap on Second Lien Debt, impairment of oil and natural gas properties, non-cash contribution and impairment of investment.
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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	12/31/2009	12/31/08
	(unaudited)	(unaudited) (A)
ASSETS:
Cash and cash equivalents	$3,837,168	$5,183,466
Fair value of derivative financial instruments	7,605,364	22,790,505
Other current assets	23,958,052	28,346,777
Deferred income taxes	71,196,339	—
Property and equipment, net	733,700,166	986,629,137
Other assets	20,433,034	25,478,104
Investments	3,357,702	3,273,910

TOTAL ASSETS	$864,087,825	$1,071,701,899

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$79,330,794	$100,832,617
Current maturities of long-term debt	147,633	172,694
Other current liabilities	2,961,630	12,917,331
Long-term debt, net of current maturities	520,187,931	475,788,267
Deferred income taxes	—	34,777,980
Other liabilities	13,263,408	7,128,050
Fair value of derivative financial instruments	2,818,446	—
Equity	245,377,983	440,084,960

TOTAL LIABILITIES AND EQUITY	$864,087,825	$1,071,701,899

(A)	- includes adjustments to correct for certain computational errors on the 2008 year-end ceiling test impairment and to retrospectively adopt new accounting guidelines related to convertible debt instruments that may be settled in cash (including partial cash payment) upon conversion.
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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		YEAR ENDED
Reconciliation of Net Income to EBITDA	DECEMBER 31,		DECEMBER 31,
	2009	2008	2009	2008
Net Income	$(68,487,988)	$(92,686,245)	$(204,844,584)	$(45,046,878)

Adjustments:
Depreciation, depletion and amortization	11,957,007	16,436,911	52,005,426	58,310,791
Unrealized mark-to-market gain (loss) on derivatives	(1,634,509)	(29,926,536)	34,627,035	(43,859,322)
Interest expense (cash and non-cash), net of amounts capitalized and interest income	5,037,679	3,242,822	18,576,819	9,461,573
Income tax benefit	(38,540,031)	(46,780,719)	(113,307,885)	(20,725,225)
Loss on asset sale	—	—	—	3,675
Impairment of investment	—	—	2,090,805	—
Non cash contribution	—	—	900,000	—
Stock based compensation expense	2,783,518	1,404,387	11,297,483	5,951,829
Bad debt expense	484,212	—	772,669	(166,246)
Accretion expense related to asset retirement obligations	82,329	(20,332)	307,969	153,483
Impairment of oil and natural gas properties	122,522,576	178,469,960	338,913,715	178,469,960
Loss on early settlement of interest rate swap on Second Lien debt	—	—	—	3,340,003
Loss on early extinguishment of Second Lien debt	—	—	—	5,689,334

EBITDA, as defined	$34,204,793	$30,140,248	$141,339,452	$151,582,977

EBITDA per basic common share	$1.10	$0.98	$4.56	$5.00

EBITDA per diluted common share	$1.08	$0.97	$4.51	$4.93

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	45,075		42,666		173,618		186,459
Natural gas (Mcf)	8,413,474		6,957,656		32,002,305		24,513,112
Natural gas equivalent (Mcfe)	8,683,924		7,213,652		33,044,013		25,631,866
Days in Period (Do Not Print)	92		92		365		365
	94,390		78,409		90,532		70,224
Average sales prices-

Oil and condensate (per Bbl)	$72.43		$57.80		$58.85		$99.74
Oil and condensate (per Bbl) — with hedge impact	$72.43		$76.44		$74.84		$98.20
Natural gas (per Mcf)	$4.07	(a)	$4.84		$3.47	(a)	$7.80
Natural gas (per Mcf) — with hedge impact	$5.63	(a)	$5.86	(b)	$5.74	(a)	$7.74	(b)
Natural gas equivalent (per Mcfe)	$4.32		$5.01		$3.67		$8.19

(a)	- Includes gross up adjustment for revenues and transportation expenses that changed due to contractual pricing effective July 1, 2009.

(b)	- Previously reported prices for 2008 and 2009 have been adjusted for the reclassification made to mark-to-market gain (loss) on derivatives to match settled hedges to the production months reported in each period.
CARRIZO OIL & GAS, INC.
Summary of Adjustment Impact to First Quarter 2009 Statement of Operations (c)
(In Millions)

	Three Months Ended
	March 31, 2009
	Original	As Adjusted	Change
Impairment of oil and natural gas properties	$252.2	$216.4	$(35.8)
Depletion, depreciation and amortization	$16.5	$15.3	$(1.2)
Impairment of investment	$—	$2.1	$2.1
Net loss	$148.3	$125.5	$(22.8)

(c)	- Refer to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 and the Company’s Form 8-K filed with the SEC on August 10, 2009 for more discussion on the correction to the ceiling test impairment.